MUTUAL RELEASE AND SETTLEMENT AGREEMENT

THIS MUTUAL RELEASE AND SETTLEMENT AGREEMENT (the “Mutual Release”) is made and entered into this 30th day of December, 2008 (the “Effective Date”) by and between VERSA CARD INC., f/k/a Intrepid Global Imaging 3D, Inc., Delaware corporation (“Versa Card”), JAMES MACKAY, a resident of Hong Kong (“JK”), MACKAY GROUP LTD, a Hong Kong corporation (“MGL”), CELEBRITY FOODS, INC. (“CFI”), and MICHAEL CIMINO, a resident of the Commonwealth of Pennsylvania (“Cimino”).

William R. Dunavant, individually, and as an officer of Dunavant Family Holdings, Inc. (collectively “Dunavant”), Rene Hamouth, individually, and as trustee of the Hamouth Family Trust (collectively “Hamouth”), and Richard Specht (“Specht”), join in the execution of this Mutual Release for the purpose of joining in the mutual releases in this Mutual Release (Dunavant, Specht, and Hamouth, are collectively referred to as the “Versa Stockholder Releasors”).

Prior the Effective Date, Versa Card and MGL entered into a Stock Purchase Agreement dated April 28, 2008 (the “Acquisition Agreement”) pursuant to which Versa Card acquired all of the outstanding capital stock of First Versatile Smartcard Solutions Corporation (“FVS”).  Prior to the date of the Acquisition Agreement, Versa Card and MGL had entered into a Merger Agreement dated November 26, 2007 (the “Original Agreement”). In furtherance of the transactions contemplated by the Original Agreement, Versa Card issued 18,000,000 shares of its Common Stock, par value $.001 to MGL originally evidenced by certificate 3553 dated November 27, 2007 (the “Original Acquisition Shares”).  Prior to the date of this Agreement, MGL transferred 17,333,334 Original Acquisition Shares to JK and 666,666 Original Acquisition Shares to third parties that are not a party to this Agreement (the “Third Party Shares”).  As of the date of this Agreement JK holds 17,333,334 Original Acquisition Shares as follows: 408,000 Original Acquisition Shares are held in street name, 9,333,334 Original Acquisition Shares are evidenced by certificate 3724 dated September 19, 2008, and 7,592,000 Original Acquisition Shares are evidenced by certificate 3728 dated October 15, 2008.  Following the issuance of the Original Acquisition Shares, Versa Card issued 7,500,000 shares to JK evidenced by certificate 3719 dated September 8, 2008; 2,000,000 shares to Celebrity Foods, Inc. (“CFI”) evidenced by certificate 3718 dated September 8, 2008; and 500,000 shares to Shane Mulcahy (“Mulcahy”) evidenced by certificate 3722 dated September 8, 2008; (the “Additional Shares”).

The parties desire to rescind the transactions contemplated by the Acquisition Agreement, by (a) Versa Card returning to MGL all of the capital stock of FVS, (b) JK returning to Versa 16,925,334 Original Acquisition Shares evidenced by certificates 3724 and 3728 (the “JK Tendered Shares”) and retaining 408,000 Original Acquisition Shares currently held in street name (the “JK Retained Shares”), (c) the holders of the Third Party Shares returning to Versa all Third Party Shares, (d) the holders of the Additional Shares returning to Versa all Additional Shares to Versa Card, except for 100,000 shares to be retained by CFI (the “CFI Retained Shares”), and (e) the execution of this Agreement.

As used in this Agreement, “Tendered Shares” means the JK Tendered Shares, the Third Party Shares, and the Additional Shares minus the CFI Retained Shares, and “Retained Shares” means the JK Retained Shares and the CFI Retained Shares.  The Tendered Shares are listed on Exhibit A.  The parties acknowledge and agree to instruct the transfer agent to issue and deliver a certificate evidencing the CFI Retained Shares promptly after receipt of certificate 3718.

For and in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereby covenant and agree:

1.  Release by Versa Card. Versa Card and the Versa Stockholder Releasors hereby jointly and severally release, acquit, and forever discharge MGL, each of MGL’s past, present, and future officers, directors, shareholders, agents, employees, attorneys, heirs, successors, assigns, parents, subsidiaries, affiliates, and representatives, JK, Mulcahy, CFI, and Cimino, and their respective heirs, successors, assigns, and representatives (collectively the “MGL Releasees”) of and from any and all actions, causes of action, claims, suits, damages, judgments, and demands whatsoever in law and/or equity, known or unknown, accrued or unaccrued, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured, developed or undeveloped, discoverable or undiscoverable, which Versa Card and the Versa Stockholder Releasors, had, now has, or may later have or claim to have against the MGL Releasees, or any of them, involving or arising out of any act or failure to act, or any transaction, event, circumstance, occurrence, or state of facts, which existed, occurred, or transpired or is alleged to have existed, occurred, or transpired at any time from the beginning of time through and including the Effective Date, including without limitation, all matters arising out of or related to the Original Agreement, Acquisition Agreement, the issuance of the Acquisition Shares and the Additional Shares, the rescinding of the transactions contemplated by the Acquisition Agreement, and all other matters whatsoever which have or allegedly have occurred or transpired at any time from the beginning of time through and including the Effective Date, excluding only the rights of Versa Card or the Versa Stockholder Releasors arising out of this Mutual Release.

2.  Release by MGL Releasees. MGL, JK, Mulcahy, CFI, and Cimino, and their respective heirs, successors, and assigns, hereby release, acquit, and forever discharge Versa Card, each of the Versa Stockholder Releasors, and each of Versa Card’s past, present, and future officers, directors, shareholders, agents, employees, attorneys, heirs, successors, assigns, parents, subsidiaries, affiliates, and representatives (collectively, the “Versa Card Releasees”) of and from any and all actions, causes of action, claims, suits, damages, judgments, and demands whatsoever in law and/or equity, known or unknown, accrued or unaccrued, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured, developed or undeveloped, discoverable or undiscoverable, which the MGL Releasees, or any of them, had, now have, or may later have or claim to have against the Versa Card Releasees, or any of them, involving or arising out of any act or failure to act, or any transaction, event, circumstance, occurrence, or state of facts, which existed, occurred, or transpired or is alleged to have existed, occurred, or transpired at any time from the beginning of time through and including the Effective Date, including without limitation, all matters arising out of or related to the Acquisition Agreement, all matters arising out of or related to the Original Agreement, Acquisition Agreement, the issuance of the Acquisition Shares and the Additional Shares, the rescinding of the transactions contemplated by the Acquisition Agreement, breach of fiduciary duty by any present or past officer, director, or shareholder of Versa Card, the failure of Versa Card to adhere to statutory procedures related to the approval of, and the abandonment of, the transactions contemplated by the Acquisition Agreement, and all other matters whatsoever which have or allegedly have occurred or transpired at any time from the beginning of time through and including the Effective Date, excluding only the rights of JK and CFI arising out of this Mutual Release.

3.  Delivery of Tendered Shares. Contemporaneously with the execution and delivery of this Mutual Release, the holders of the Tendered Shares shall deliver certificates evidencing the Tendered Shares to Signature Stock Transfer, Inc. (the “Transfer Agent”) via an overnight delivery service for cancellation.  By execution of this Agreement and delivery of the Tendered Shares to the Transfer Agent, MGL, JK, Mulcahy, CFI, Cimino, and the holders of the Third Party Shares each agree that the Tendered Shares may be cancelled by the Transfer Agent and agrees that Versa Card may deliver a copy of this Agreement to the Transfer Agent to confirm the intent of MGL, JK, Mulcahy, CFI, Cimino, and the holders of the Third Party Shares to cancel the Tendered Shares, subject to the issuance of the CFI Retained Shares.

4.  Resignations.

(a)  Mulcahy hereby resigns as an officer, employee, and director of Versa, and as a member of any committee of the Board of Directors of which Mulcahy is a member, effective the Effective Date.  Mulchay releases Versa of and from any and all liability or obligation whatsoever for compensation, back pay, benefits, and other remuneration.

(b)  Cimino and CFI hereby resign as an independent contractor of Versa effective the Effective Date.  Cimino and CFI each release Versa of and from any and all liability or obligation whatsoever for compensation, back pay, benefits, and other remuneration.

(c)  Zacarias Rivera (“Rivera”) hereby resigns as an officer, employee, and director of Versa, and as a member of any committee of the Board of Directors of which Rivera is a member, effective the Effective Date.  Rivera releases Versa of and from any and all liability or obligation whatsoever for compensation, back pay, benefits, and other remuneration.

5.  Resale Limitation. JK and CFI each agree that no more than 20,000 Retained Shares may be sold in the aggregate by JK and CFI during any calendar week (the “Resale Restriction”). The Resale Restriction shall not apply if and when (a) the trading volume exceeds 250,000 shares per week for four consecutive weeks, until such time as the weekly trading volume falls below 250,000 shares per week or (b) the trading market is changed to the NASDAQ Stock Market, New York Stock Exchange, or the American Stock Exchange.  If the Resale Restriction is violated, Versa Card shall have the right to place a stop transfer order with the Transfer Agent and cancel a number of Retained Shares equal to 200% of the number of Retained Shares sold in excess of the Resale Restriction.  Upon request JK and CFI shall provide evidence of compliance with the terms of this Section 5, which may include copies of the account statements for the brokerage accounts in which the Retained Shares were deposited.  Subject to the Resale Restriction, holders of the Retained Shares shall have complete discretion to determine when, if, and how to sell the Retained Shares.

6.  Non-Interference.

(a)  Once the Retained Shares have been held for 6 months from the original date of issuance, Versa Card shall fully cooperate the holders of the Retained Shares in causing the restrictive legends to be removed from the certificates evidencing the Retained Shares, if and to the extent the holder of such shares is not then an affiliate of Versa Card and if and when thereafter that such holder is not an affiliate of Versa Card, Versa Card shall promptly after request fully cooperate in causing the removal of such restricted legend.

(b)  Neither Versa Card, nor any Versa Stockholder Releasor, nor any party acting on its or their behalf, shall initiate any action to cancel, reduce, stop transfer, or terminate the Retained Shares or to interfere with the lawful disposition of the Retained Shares in accordance with Rule 144.

(c)  Versa Card covenants that for six (6) months after the Effective Date (the “Protected Period”), Versa Card shall not effect any reverse stock split, stock consolidation, or any other corporate reorganization, merger, or similar transaction that would reduce the total number of outstanding shares of stock of Versa Card or any successor company on a pro-rata basis (a “Transaction”), except for one 1 for 2 reverse stock split, unless Versa Card shall issue a additional shares of Common Stock to JK and CFI so that the number of shares of Common Stock held by JK and CFI immediately following the Transaction is equal to the number of shares of Common Stock held by JK and CFI immediately before such Transaction (the “Gross Up”).  For clarity, the Gross Up shall not apply to the initial Transaction during the Protected Period, but would apply to any subsequent Transaction during the Protected Period.  The Gross Up shall not apply after the Protected Period.  If after, or in connection with, the initial Transaction during the Protected Period, Versa issues to Hamouth or any affiliate of Hamouth additional shares of Common Stock or securities convertible into, exercisable for, or exchangeable for, Common Stock (“Securities”), Versa shall make a written irrevocable offer to issue a proportional number of Securities to JK and CFI on the same terms and conditions that such Securities were offered to Hamouth or an affiliate of Hamouth.  JK and CFI shall have 30 days from the date they receive written notice of the issuance of the Securities to Hamouth to accept the offer.

7.  Representations. Each party to this Agreement represents and warrants to each other party to this Agreement that: (a) such party has the necessary power, authority, and legal capacity to execute and deliver this Agreement; (b) this Agreement has been duly and validly executed by, and is enforceable against, such party in accordance with its terms; and (c) such party has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with such parties’ own legal counsel and advisors and is not relying on Krevolin & Horst, LLC, with respect to this Agreement or the securities laws of any jurisdiction.  Krevolin & Horst, LLC has represented Versa Card in this matter and not any present or future officer, director, or shareholder.

8.  Miscellaneous. This Mutual Release may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed for all purposes to constitute one and the same instrument.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules governing conflicts of law.  Paragraph headings are inserted only for convenience and are not to be used to define, limit, or construe the scope of any term or provision of this Agreement.  This Mutual Release shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, successors, and assigns.  Versa Card agrees to indemnify any MGL Releasee and any Third Party against any loss, damage, cost, or expense incurred by such MGL Releasee or any third party resulting from a violation of Section 6 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Mutual Release as of the date first above written.

Versa Card Inc. and Mulcahy	MK and MGL

By:
Shane Mulcahy, individually, and as Chief Executive Officer of Versa Card, Inc.	James Mackay, individually and as President of Mackay Group Ltd

Versa Stockholder Releasors	Cimino and CFI

William R. Dunavant, individually, and as an officer of Dunavant Family Holdings, Inc.	Michael Cimino, individually, and as President of Celebrity Foods, Inc.

Rene Hamouth, individually, and as trustee of the Hamouth Family Trust
Rivera joins in the execution of this Agreement for purposes of Section 4(c)

Richard Specht	Zacarias Rivera

EXHIBIT A
TO
MUTUAL RELEASE AND SETTLEMENT AGREEMENT

List of Tendered Shares
Certificate Number	Holder Name	Number of Shares
3724	James Mackay	9,333,334
3728	James Mackay	7,592,000
3719	James Mackay	7,500,000
3718	Celebrity Foods, Inc.	2,000,000	[1]
3722	Shane Mulcahy	500,000
3703	Pacific Cement Philippines Inc.	236,000
3700	Augusto Lim Pardo	87,333
3701	Joseph Anthony B. Pardo	87,333
3702	Jose Ramon V Cortez	113,867
3699	Ndewura Wayo Isfau	142,133
Total		24,833,334

1     The parties acknowledge and agree to instruct the transfer agent to issue and deliver a certificate evidencing the CFI Retained Shares promptly after receipt of certificate 3718.